Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 24, 2006, relating to the consolidated financial statements of API Electronics Group Corp. for the year ended May 31, 2006, appearing in the Annual Report on Form 10-KSB of API Nanotronics Corp. for the year ended May 31, 2007.

BDO DUNWOODY LLP

/s/ BDO Dunwoody LLP

Toronto, Ontario
November 1, 2007